EXHIBIT 99

FOR MORE INFORMATION CONTACT:

R. David Martin
Chief Financial Officer
Action Performance Companies
602-337-3636

or

Jeff Schoenborn
Burson-Marsteller
212-614-4792
jeffrey_schoenborn@nyc.bm.com

Action Performance Provides Preliminary Information for the First Quarter of
Fiscal 2004

     PHOENIX – January 13, 2004 – Action Performance Companies, Inc. (NYSE: ATN) reported that, based upon preliminary information, the company anticipates reporting net sales of $71 million to $73 million for its fiscal first quarter ended December 31, 2003. These revenues reflect Action’s previously reported expectation that the fiscal first quarter of 2004 would be negatively impacted by lower NASCAR-related die-cast sales from wholesale distributors, compared to the same period last year, and that mass retail orders, while recovering from the prior six months, would be less than 50% of the previous year’s first quarter amounts.

     The company, however, reiterated its previously announced guidance for the 12 months ending September 30, 2004. “For fiscal 2004, Action continues to expect revenue of $400 million to $425 million and fully diluted earnings per share of $1.70 to $1.95,” Chairman and CEO Fred Wagenhals said. “Achieving our full-year 2004 revenue and earnings forecasts remains contingent on an improving economy with less-cautious ordering patterns for licensed NASCAR merchandise from wholesale distributors and continuation of the return to more normalized mass retail revenue levels.”

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Action Performance Provides Update
Page Two

     The company also noted that first quarter gains from foreign currency exchange rates, estimated to be approximately $.03 per share, will be offset by an aggregate charge of $.05 per share for the settlement in late December of a lawsuit brought in October 2003 by Dover International Speedway, as well as the write-off of Pontiac die-cast tooling as a result of the carmaker’s surprise withdrawal from NASCAR.

     “While we are pursuing recovery of our investment in the Pontiac tooling, we believe that the write-off of this tooling and the Dover settlement, which includes a five year trackside and cross-promotional agreement, are prudent actions because it removes these potential contingencies from future earnings,” Chief Financial Officer R. David Martin explained.

     Management will offer additional details on the quarter ended December 31, 2003 in its first quarter earnings release and conference call in late January.

About Action Performance

     Action Performance Companies Inc. (NYSE: ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail and department stores, specialty dealers. Additional information about Action Performance can be found at www.action-performance.com.

     This press release contains forward-looking statements regarding expectations for revenues, net income, operational plans, and guidance for future periods. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, general economic conditions, and other risks discussed in the Company’s Form 10-K, dated September 30, 2003, on file with the U.S. Securities and Exchange Commission.

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